EXHIBIT 23.1






                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Entrade Inc. on Form S-8 (File No. 333-88039 and File No. 333-91409) of our report dated March 29, 2000 on our audits of the consolidated financial statements and financial statement schedule of Entrade. Inc. as of December 31, 1999 and December 31, 1998, and for each of the three fiscal years in the period ended December 31, 1999 and our report dated March 29, 2000 on our audit of the combined statements of operations and changes in shareholders' equity of Nationwide Auction Systems for the nine months ended September 30, 1999, which reports are included in this Annual Report on Form 10-K.






PricewaterhouseCoopers LLP


Chicago, Illinois
March 29, 2000

























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